EXHIBIT 99.1

PRESS RELEASE For Release	Contact Lynn Felsinger Visualant, Inc. 206.903.1351 phone 206.903.1352 fax lynn@visualant.net

VISUALANT, INC. APPOINTS MARK E. SCOTT AS CFO

Seattle, WA. May 12, 2010/Business Wire

Visualant, Inc. (OTCBB: VSUL) (the “Company”), a color technology company which provides multi-dimensional, spectral-based pattern file creation diagnostic and security solutions, today announced that Mark E. Scott has been appointed as its Chief Financial Officer, Secretary and Treasurer.  Mr. Scott will be responsible for all financial functions for the Company and will work with Ron Erickson, the Chief Executive Officer, on the implementation of the Company’s growth strategy.

Mr. Scott has significant financial, capital market and relations experience in public microcap companies. He continues to serve as Chief Financial Officer of IA Global, Inc., a position he has held since October 2003. Previously, he held executive financial positions with Digital Lightwave; Network Access Solutions; and Teltronics, Inc.  He has also held senior financial positions at Protel, Inc., Crystals International, Inc., Ranks Hovis McDougall, LLP and Brittania Sportswear, and worked at Arthur Andersen.  As a member of the National Association of Corporate Directors, Mr. Scott is a certified corporate director.  Mr. Scott is also a certified public accountant.

Mr. Scott stated “I look forward to working with Visualant as it grows from a development stage company to a provider of identification, security and authentication products and services. My current focus is on closing Visualant’s acquisition of TransTech Systems, Inc. (“TTS”) by the end of May 2010.  TTS, located in Portland Oregon, is a single-source distributor of ID and access control products, with sales of approximately $10 million for year ended December 31, 2009 and is a natural adjunct to Visualant’s core business strategy.”

About Visualant, Inc.

Visualant, Inc. develops low-cost, high speed, light-based security and quality control solutions available for use in homeland security, anti-counterfeiting, forgery/fraud prevention, brand protection and process control applications.  Its patent-pending technology uses controlled illumination with specific bands of light, measures and records what is seen, and manages data gathered in an innovative manner enabling devices to establish a unique spectral signature for both individual and classes of items.  The spectral signatures, when matched against existing databases, allow precise identification and authentication of any item or substance.

Safe Harbor Statement

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995.This release contains forward-looking statements regarding expectations for future financial performance, which involve uncertainty and risk. It is possible the Company's future financial performance may differ from expectations due to a variety of factors including, but not limited to, changes in economic and business conditions in the world, increased competitive activity, achieving sales levels to fulfill revenue expectations, consolidation among its competitors and customers, technology advancements, unexpected costs and charges, adequate funding for plans, changes in interest and foreign exchange rates, regulatory and other approvals and failure to implement all plans, for whatever reason. It is not possible to foresee or identify all such factors. Any forward-looking statements in this report are based on current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Prospective investors are cautioned that such statements are not a guarantee of future performance and actual results or developments may differ materially from those projected. The Company makes no commitment to update any forward-looking statement included herein, or disclose any facts, events or circumstances that may affect the accuracy of any forward-looking statement.